Exhibit 99.1

Prestige Brands Announces Ron Lombardi to Succeed Matt Mannelly as President and Chief Executive Officer

-Matthew Mannelly Plans to Retire in June 2015-

-Board of Directors Select Ron Lombardi as President and CEO-

-Company Expects to Achieve Upper End of Previously Announced Fourth Fiscal Quarter and

Year End 2015 Revenue and adjusted EPS Outlook-

Tarrytown, NY-(Business Wire)-April 22, 2015--Prestige Brands Holdings, Inc. (NYSE-PBH) announced today that Matthew M. Mannelly, President and Chief Executive Officer and member of the Board of Directors, will retire effective June 1, 2015.  Following his retirement, the Board of Directors has appointed Ron Lombardi, Chief Financial Officer, to succeed Mr. Mannelly as President and Chief Executive Officer.  The company has commenced a search for a new Chief Financial Officer.

“Ron and Matt have worked together for ten years including five years at Prestige Brands. During their tenure at Prestige, they developed and successfully executed against a very specific strategy,” stated Gary E. Costley, Lead Director of the Board of Directors. “We will continue to execute against this proven strategy with Ron Lombardi as our Chief Executive Officer. On behalf of the Board of Directors, I express our gratitude to Matt for his invaluable and devoted service to Prestige.”

“It has been a privilege to partner with Ron during this important phase of the company’s history,” Mr. Mannelly said. “Ron has contributed to all aspects of the business including development and execution of our three-pronged growth strategy, and I leave Prestige with tremendous confidence in the management team’s ability under Ron’s continued leadership. I know we are well positioned with very strong momentum entering fiscal 2016 making now the appropriate time for me to retire and make this change for myself and my family.”

New President and Chief Executive Officer

Mr. Lombardi will become President and Chief Executive Officer upon Mr. Mannelly’s retirement. Mr. Lombardi joined Prestige in December 2010. His experience includes five years as CFO and Chief Operating Officer for Cannondale Sports Group/Dorel Recreation and Leisure, a consumer sporting equipment and apparel company. He has also held leadership positions in finance at Gerber Scientific and at Emerson Electric, two large publicly traded companies.

“Ron’s strong leadership skills and breadth of experience have been among the important factors in our record growth,” said Mr. Costley. “As part of our succession planning, the board of directors determined that Ron would be the ideal successor to Matt as the next President and Chief Executive Officer of Prestige Brands and we are pleased to have him leading the company through its next phase of growth.”

Preliminary Fiscal Year End 2015 Revenue and Adjusted EPS Outlook

Based on preliminary fourth fiscal quarter results, the company expects to achieve the upper end of the previously issued FY 2015 Revenue and Adjusted Earnings Per Share outlook which was $1.82 to $1.85 for Adjusted Earnings Per Share and revenue growth of 15-18%. In addition, the company expects to exceed its previously issued Adjusted Free Cash Flow projection of approximately $155 million for fiscal year 2015 which is enabling the company to continue its rapid de-levering and continue to build meaningful M & A capacity.

Q4 Conference Call, Accompanying Slide Presentation & Replay

The company will issue its fiscal 2015 fourth quarter and year-end earnings release on Thursday, May 14, 2015 before the opening of the market. The company will host a conference call to discuss the results that same morning at 8:30 a.m. ET.

To access the call, listeners calling from within North America may dial 877-474-9503 about 15 minutes prior to the start of the call. Those wishing to access the call from outside North America should dial 857-244-7556. The conference passcode is “prestige”. The Company will provide a live Internet webcast as well as an archived replay, which can be accessed from the Investor Relations page of http://prestigebrands.com.

Telephonic replays will be available for two weeks following completion of the live call and can be accessed at 888-286-8010 within North America, and at 617-801-6888 from outside North America. The passcode is 69872014.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, Australia and in certain other international markets. Core brands include Monistat® women’s health products, Nix® lice treatments, Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatments, BC® and Goody's® headache remedies, Beano® gas prevention, Debrox® earwax remover, and, in Canada, Gaviscon® antacid.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "outlook," "may," "will," "would," "expect," “intend,” “estimate,” “anticipate,” “believe,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our expected future operating results including adjusted earnings per share, revenue growth and generation of free cash flow, and our expected use of free cash flow for rapid deleveraging and building M&A capacity. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the transition of our leadership team, the impact of our advertising and promotional initiatives, competition in our industry, supplier issues, and the success of our brand-building investments and integration of newly acquired products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2014, Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, and other periodic reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

Dean Siegal

914-524-6819

Kristen Nungesser

ICR

646-277-1261

Kristen.Nunngesser@icrinc.com

OR

John Mills

ICR

646-277-1254

John.Mills@icrinc.com